Exhibit 99.1
For further information, contact:
Danial J. Tierney, Executive Vice President
Office: (503) 943-2679
Fax:      (503) 251-5473 / E-mail: dantierney@trm.com
TRM Corporation Announces Board of Director Resignation
PORTLAND, Oregon, April 13, 2006 — TRM Corporation (NASDAQ: TRMM) announced today that independent director and audit committee chairman Lance Laifer has resigned from the Company’s Board of Directors, effective April 7, 2006. Mr. Laifer advised the Company that his resignation is not the result of any disagreement on any matter relating to the Company’s operations, policies or practices. Mr. Laifer said, “My time on the TRM board of directors has been productive, but I have determined that my time now needs to be utilized on other professional activities and outside activities including my work with Hedge Funds vs. Malaria.”
Jeffrey Brotman, Chief Executive Officer of TRM Corporation said, “Lance joined our Board of Directors in 2002 and helped navigate the Company through a multitude of financial and economic environments. We are grateful for his guidance and wish him all the best in his charitable pursuits, including his fight to end malaria in Africa.”
About TRM
TRM Corporation is a consumer services company that provides convenience ATM and photocopying services in high-traffic consumer environments. TRM’s ATM and copier customer base has grown to over 35,000 retailers throughout the United States and over 46,200 locations worldwide, including 6,400 locations across the United Kingdom and over 4,900 locations in Canada. TRM operates one of the largest multi-national ATM networks in the world, with over 22,000 locations deployed throughout the United States, Canada, Great Britain, including Northern Ireland and Germany.
FORWARD LOOKING STATEMENTS
Statements made in this news release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, such as consumer demand for our services; access to capital; maintaining satisfactory relationships with our banking partners; technological change; our ability to control costs and expenses; competition and our ability to successfully implement our planned growth. Additional information on these factors, which could affect our financial results, is included in our SEC filings. Finally, there may be other factors not mentioned above or included in our SEC filings that could cause actual results to differ materially from those contained in any forward-looking statement. Undue reliance should not be placed on any forward-looking statement, which reflects management’s analysis only as of the date of the statement. We assume no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws.
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